EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM’S CONSENT

Blonder Tongue Laboratories, Inc.

Old Bridge, New Jersey

We consent to the incorporation by reference in the Registration Statements of Blonder Tongue Laboratories, Inc. on Form S-8 (File Nos. 333-126064, 333-150755, 333-174303 and 333-196370) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated March 30, 2016 with respect to our audits of the consolidated financial statements of Blonder Tongue Laboratories, Inc. as of December 31, 2015 and 2014 and for the years then ended appearing in this Annual Report on Form 10-K of Blonder Tongue Laboratories, Inc. for the year ended December 31, 2015.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 30, 2016